Calculation of Filing Fee Tables
S-3
EXELON CORP
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
		Debt	Exelon Corporation Debt Securities	457(o)
		Equity	Exelon Corporation Common Stock	457(o)
		Equity	Exelon Corporation Stock Purchase Contracts	457(o)
		Equity	Exelon Corporation Stock Purchase Units	457(o)
		Equity	Exelon Corporation Preferred Stock	457(o)
		Equity	Exelon Corporation Depositary Shares	457(o)
		Debt	Commonwealth Edison Company Debt Securities	457(o)
Fees to be Paid	1	Unallocated (Universal) Shelf		457(o)			$ 12,575,000,000.00	0.0001531	$ 1,925,232.50
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 12,575,000,000.00		$ 1,925,232.50
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 1,925,232.50
Offering Note
[1]	There is being registered hereby such indeterminate amount of the identified classes of securities as may from time to time be issued at indeterminate prices. The amount registered, the proposed maximum offering price per unit, the maximum aggregate offering price and the amount of registration fee are not specified as to each class of securities being registered. The proposed maximum offering price per unit will be determined from time to time by the registrants in connection with the issuance of securities registered under the registration statement to which this Exhibit 107 relates.